Exhibit 4.2

Certificate of Incorporation	Certificat de constitution

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

FENIX PARTS CANADA, INC.

Corporate name / Dénomination sociale

903038-7

Corporation number / Numéro de société

I HEREBY CERTIFY that the above-named corporation, the articles of incorporation of which are attached, is incorporated under the Canada Business Corporations Act.	JE CERTIFIE que la société susmentionnée, dont les statuts constitutifs sont joints, est constituée en vertu de la Loi canadienne sur les sociétés par actions.

Virginie Ethier

Director / Directeur

2014-09-24

Date of Incorporation (YYYY-MM-DD)

Date de constitution (AAAA-MM-JJ)

Industry Canada | Industrie Canada

1 Corporate name
Dénomination sociale

FENIX PARTS CANADA, INC.

2 The province or territory in Canada where the registered office is situated
La province ou le territoire au Canada où est situé le siège social

ON

3 The classes and any maximum number of shares that the corporation is authorized to issue
Catégories et le nombre maximal d'actions que la société est autorisée à émettre

See attached schedule / Voir l'annexe ci-jointe

Min. 1 Max. 10

6 Restrictions on the business the corporation may carry on
Limites imposées à l'activité commerciale de la société

None

7 Other Provisions
Autres dispositions

See attached schedule / Voir l'annexe ci-jointe

8 **Incorporator's Declaration:** I hereby certify that I am authorized to sign and submit this form.
Déclaration des fondateurs : J'atteste que je suis autorisé à signer et à soumettre le présent formulaire.

Name(s) - Nom(s)	Original Signed by - Original signé par
Paul A. Simon	Paul A. Simon Paul A. Simon

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA).

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Canada

IC 3419 (2008/04)

Arial-BoldMTArial-ItalicMTArialMTTimesNewRomanPSMTTimesNewRomanPS-BoldMTTimesNewRomanPS-ItalicMTForm 1
Articles of Incorporation
Canada Business Corporations
Act (s. 6)
Formulaire 1
Statuts constitutifs
Loi canadienne sur les sociéétéé
par actions (art. 6)
FENIX PARTS CANADA, INC.
ON
Min. 1 Max. 10
See attached schedule / Voir l’annexe ci-jointe
The transfer of shares is subject to the restrictions on the transfer of securities set out in Section
7.
None
See attached schedule / Voir l’annexe ci-jointe
1
2
3
4
5
6
7
8
Corporate name
Déénomination ociale
The province or territory in Canada where the registered office is situated
La province ou le territoire au Canada oùù st situéé l sièèe social
The classes and any maximum number of shares that the corporation is authorized to issue
Catééories et le nombre maximal d’’ations que la sociéétéé st autoriséé àà éémttre
Restrictions on share transfers
Restrictions sur le transfert des actions
Minimum and maximum number of directors
Nombre minimal et maximal d’’adminitrateurs
Restrictions on the business the corporation may carry on
Limites imposéés àà l’’ativitéé ommerciale de la sociéétéé
Oter Provisions
Autres dispositions
Incorporator’’ Declaration: I hereby certify that I am authorized to sign and submit this form.
Déélaration des fondateurs : J’’attste que je suis autoriséé àà igner et àà oumettre le prééent formulaire.
Name(s) - Nom(s) Original Signed by - Original signéé par
Paul A. Simon
Paul A. Simon
Paul A. Simon
Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection
250(1) of the CBCA).
Faire une fausse déélaration constitue une infraction et son auteur, sur déélaration de culpabilitéé par proéédre sommaire, est passible d’’ne amende maximale de 5 000 $ et d’’n emprisonnement maximal de six mois, ou l’’ne de ces peines (paragraphe 250(1) de la LCSA).
You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.
Vous fournissez des renseignements exigéé par la LCSA. Il est àà notr que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulguéé au public.
Ils seront stockéé dans la banque de renseignements personnels numééro C/PPU-049.
IC 3419 (2008/04)

Schedule / Annexe

Description of Classes of Shares / Description des catégories d’action

The corporation is authorized to issue an unlimited Common shares and an unlimited exchangeable Preferred shares.

The Common Shares shall have the following rights, privileges, restrictions and conditions:

1. Voting Rights:

The holders of the Common shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common share held at all such meetings.

2. Payment of Dividends:

The holders of the Common shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or concurrently with the holders of the Common shares, the board of directors may in its sole discretion declare dividends on the Common shares to the exclusion of any other class of shares of the Corporation.

3. Participation upon Liquidation, Dissolution or Winding Up:

In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the Common shares shall, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive assets of the Corporation upon such a distribution in priority to or concurrently with the holders of the Common shares, be entitled to participate in the distribution. Such distribution shall be made in equal amounts per share on all the Common shares at the time outstanding without preference or distinction.

The Exchangeable Shares as defined below, shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1

INTERPRETATION

1.1 For the purposes of these share provisions:

“Affiliate” a company shall be deemed to be an affiliate of another company if one of them is the subsidiary of the other or if both are subsidiaries of the same company or if each of them is controlled by the same Person;

“Board of Directors” means the Board of Directors of the Corporation;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario and Miami, Florida, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario or Miami, Florida;

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a) the Foreign Currency Amount by,

(b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

“CBCA” means Canada Business Corporations Act, as amended;

“Combination Agreement” means the agreement made as of September 24, 2014 among Fenix, the Corporation, and each of David Gold, Kenneth Gold, Goldy Metals Incorporated, Goldy Metals (Ottawa) Incorporated and End of Life Vehicles Inc. (collectively, the “Vendors”) and 2434861 Ontario Inc.;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means Fenix Parts Canada Inc., a corporation incorporated under the CBCA;

“Current Market Price” means, in respect of a share of Fenix Stock on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of the Fenix Stock during a period of 20 consecutive trading days ending not more than three trading days before such date on the NASDAQ, or, if the Fenix Stock is not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the Fenix Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of the Fenix Stock during such period does not create a market which reflects the fair market value of a Fenix Stock, then the Current Market Price of the Fenix Stock shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Exchange Date” has the meaning ascribed thereto in section 5.1(b) of these share provisions;

“Exchange Price” has the meaning ascribed thereto in section 5.1 of these share provisions;

“Exchange Request” has the meaning ascribed thereto in section 5.1 of these share provisions;

“Exchangeable Share Agreement” means the agreement made between Fenix and the Corporation substantially in the form and content of Exhibit I annexed to the Combination Agreement, with such changes thereto as the parties to the Exchangeable Share Agreement, acting reasonably, may agree;

“Exchangeable Shares” means the non voting exchangeable preferred shares that are exchangeable for shares of Fenix Stock having the rights, privileges, restrictions and conditions set forth herein;

“Fenix” means Fenix Parts, Inc., a corporation incorporated under the laws of the State of Delaware and any successor corporation thereto;

“Fenix Dividend Declaration Date” means the date on which the board of directors of Fenix declares any dividend on the Fenix Stock;

“Fenix Stock” means the shares of common stock of Fenix, par value of U.S. $0.01 and any shares of stock into which such securities may be changed;

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holder” means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;

“ITA” means the Income Tax Act (Canada), as amended, and the regulations thereunder, as amended, in each case, except as otherwise provided herein, as of the Effective Date;

“NASDAQ” means the NASDAQ exchange operated by The NASDAQ OMX Group

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Redemption Date” has the meaning ascribed thereto in Section 6.1 of these share provisions;

“Redemption Price” has the meaning ascribed thereto in section 6.1 of these share provisions;

“Stamp Taxes” means all stamp, registration and transfer taxes and duties or their equivalents plus interest and penalties in respect thereof in all jurisdictions where such taxes and duties are payable;

“Trustee” means CST Trust Company or such other trustee chosen by the Corporation and Fenix, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the agreement made between Fenix, the Corporation and the Trustee substantially in the form and content of Exhibit A annexed to the Exchangeable Share Agreement with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree.

ARTICLE 2

RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall rank pari passu with the Common Shares and shall be entitled, subject to the prior rights of the holders of any shares of the Corporation which by their terms rank senior to the Exchangeable Shares to a preference over any other shares ranking junior to the Exchangeable Shares with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding up its affairs.

ARTICLE 3

DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Fenix Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a) in the case of a cash dividend declared on the Fenix Stock, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Fenix Dividend Declaration Date, corresponding to the cash dividend declared on each share of Fenix Stock;

(b) in the case of a stock dividend declared on the Fenix Stock to be paid in shares of Fenix Stock, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of shares of Fenix Stock to be paid on each share of Fenix Stock unless in lieu of such stock dividend the Corporation elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with section 3.5 hereof) subdivision of the outstanding Exchangeable Shares; or

(c) in the case of a dividend declared on the Fenix Stock in property other than cash or shares of Fenix Stock in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 3.6 hereof) the type and amount of property declared as a dividend on each share of Fenix Stock.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable. The holders of the Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this section 3.1.

3.2 The Corporation covenants that it will pay additional amounts with respect to any dividends paid to a Canadian resident holder of Exchangeable Shares in the event that any withholding taxes other than those required or entitled to be withheld pursuant to the ITA or any provincial tax laws (“non Canadian withholding taxes”) are imposed, directly or indirectly, in respect of such dividends. Such additional amounts shall be determined such that, on an after tax basis, the Canadian resident holder has received the same amount that it would have received if no non Canadian withholding taxes had been imposed, taking into account any increased (x) gross income tax imposed directly on such holder by the jurisdiction imposing such non Canadian withholding taxes, (y) non Canadian withholding tax and (z) Canadian income tax, in each case, in respect of such additional amounts after any reductions of income, credits or deductions available to such holder arising as a result of such non Canadian withholding taxes or any payments under this section 3.2 (and only to the extent a net increase in tax is reasonably demonstrated by such holder). If gross income tax in the jurisdiction imposing such non Canadian withholding taxes is paid directly by a Canadian resident holder of Exchangeable Shares with respect to dividends on such Exchangeable Shares or any payment made under this section 3.2, the Corporation shall make a tax reimbursement payment to the Canadian resident holder of the Exchangeable Shares for any such taxes (whether such taxes are actually withheld, paid by reason of notice received from a taxing authority or otherwise) not covered by additional amounts described above (and computed by treating the tax reimbursement payment for purposes of this section as an additional amount to which this section applies). Notwithstanding the foregoing, such additional amounts and tax reimbursement payments will not apply to the extent non Canadian withholding taxes are imposed at a rate in excess of the withholding tax rate applicable to payments of dividends to individuals under the income tax treaty between the United States and Canada, or any successor treaty. Without limiting a Canadian resident holders obligation to reasonably demonstrate a net increase in taxes imposed as described above, nothing contained herein shall require any Canadian resident holder of the Exchangeable Shares to disclose any confidential or propriety information (including, without limitation, its tax return). In no event shall anything in this section 3.2 require any Canadian resident holder of Exchangeable Shares to arrange its tax affairs in any particular manner.

3.3 The amount of any cash dividend, the number of shares issued on any such stock dividend or the amount of any such property distributed as a dividend will be net of any amount withheld on account of tax pursuant to Article 11 hereof.

3.4 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the dividend declared on the Fenix Stock.

3.5 If on any payment date for any dividends declared on the Exchangeable Shares under section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6 For the purposes of section 3.1 hereof, the Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence of any dividends declared on the Fenix Stock and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a) in the case of any stock dividend or other distribution payable in shares of Fenix Stock, the number of such shares issued in proportion to the number of shares of Fenix Stock previously outstanding;

(b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Fenix Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Fenix Stock), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a shares of Fenix Stock;

(c) in the case of any subdivision, redivision or change of the then outstanding shares of Fenix Stock into a greater number of shares of Fenix Stock or the reduction, combination or consolidation or change of the then outstanding shares of Fenix Stock into a lesser number of shares of Fenix Stock or any amalgamation, merger, reorganization or other transaction affecting the shares of Fenix Stock, the effect thereof upon the then outstanding shares of Fenix Stock; and

(d) in all such cases, the general taxation consequences of the relevant event to beneficial owners of Exchangeable Shares to the extent that such consequences may differ from the general taxation consequences to such beneficial owners determined as if they owned Fenix Stock at the relevant time as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

ARTICLE 4

DISTRIBUTION ON LIQUIDATION

4.1 In the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution or winding up, an amount per share (the “Liquidation Amount”) equal to the sum of (i) the Current Market Price of a share of Fenix Stock on the last Business

Day prior to the Liquidation Date, which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one share of Fenix Stock, and (ii) an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.

4.2 On or promptly after the Liquidation Date, the Corporation shall deliver or cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of the Corporation at the registered office of the Corporation. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivering to each holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or by holding for pick up by the holder at the registered office of the Corporation certificates representing the shares of Fenix Stock (which shares shall be duly issued as fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Corporation in respect of the remaining portion, if any, of the total Liquidation Amount (in each case less any amounts withheld on account of tax pursuant to Article 11 hereof). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof with Fenix to be held in trust on behalf of the holders of such shares, less any amounts withheld on account of tax pursuant to Article 11 hereof. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount (which, for greater certainty, shall be net of any amounts withheld on account of tax pursuant to Article 11 hereof), the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Fenix Stock delivered to them or the custodian on their behalf.

4.3 After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 4.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

ARTICLE 5

EXCHANGE OF EXCHANGEABLE SHARES BY HOLDER

5.1 A holder of Exchangeable Shares shall be entitled at any time, and upon compliance with the provisions of this Article 5, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the sum of (i) the Current Market Price of a share of Fenix Stock on the last Business Day prior to the Exchange Date (the “Exchange Price”), which shall be satisfied in full by the Corporation delivering or causing to be delivered to such holder one share of Fenix Stock for each Exchangeable Share presented and surrendered by the holder, and (ii) on the designated payment date therefor, the full amount of all declared and unpaid dividends on any such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Exchange Date. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of the Corporation and together with a duly executed statement (the “Exchange Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

(a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Exchanged Shares”) redeemed by the Corporation; and

(b) stating the Business Day on which the holder desires to have the Corporation redeem the Exchanged Shares (the “Exchange Date”), provided that the Exchange Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Exchange Request is received by the Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Exchange Request, the Exchange Date shall be deemed to be the 15th Business Day after the date on which the Exchange Request is received by the Corporation.

5.2 Upon receipt by the Corporation in the manner specified in section 5.1 hereof of a certificate or certificates representing the number of Exchanged Shares, together with an Exchange Request, and provided that the Exchange Request is not revoked by the holder in the manner specified in section 5.6, the Corporation shall redeem the Exchanged Shares effective at the close of business on the Exchange Date and shall deliver or cause to be delivered to such holder the total Exchange Price less any amount withheld on account of tax pursuant to Article 11 hereof. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

5.3 The Corporation shall deliver to the relevant holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Exchange Request or by holding for pick up by the holder at the registered office of the Corporation, certificates representing the shares of Fenix Stock (which shares shall be duly issued as fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request, and, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Corporation representing the aggregate declared and unpaid dividends or the aggregate Dividend Amount, as the case may be, in payment of the total Exchange Price in each case, less any amounts withheld on account of tax pursuant to Article 11 hereof, and such delivery of such certificates and cheques on behalf of the Corporation shall be deemed to be payment of and shall satisfy and discharge all liability for the total Exchange Price to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

5.4 On and after the close of business on the Exchange Date, the holder of the Exchanged Shares shall cease to be a holder of such Exchanged Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Exchange Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Exchange Price, shall not be made as provided in section 5.3, in which case the rights of such holder shall remain unaffected until the total Exchange Price, has been paid in the manner hereinbefore provided. On and after the close of business on the Exchange Date, provided that presentation and surrender of certificates and payment of the total Exchange Price, has been made in accordance with the foregoing provisions, the holder of the Exchanged Shares so redeemed by the Corporation shall thereafter be considered and deemed for all purposes to be a holder of the Fenix Stock delivered to it.

5.5 Notwithstanding any other provision of this Article 5, the Corporation shall not be obligated to redeem Exchanged Shares specified by a holder in an Exchange Request to the extent that such redemption of Exchanged Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes that on any Exchange Date it would not be permitted by any of such provisions to redeem the Exchanged Shares tendered for redemption on such date, the Corporation shall only be obligated to redeem Exchanged Shares specified by a holder in an Exchange Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Exchange Date as to the number of Exchanged Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Exchanged Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem Exchanged Shares in accordance with section 5.2 of these share provisions on a pro rata basis and shall issue to each holder of Exchanged Shares a new certificate, at the expense of the Corporation, representing the Exchanged Shares not redeemed by the Corporation pursuant to section 5.2 hereof. Provided that the Exchange Request is not revoked by the holder in the manner specified in section 5.6, the holder of any such Exchanged Shares not redeemed by the Corporation pursuant to section 5.2 of these share provisions as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Exchange Request to require Fenix to purchase such Exchanged Shares from such holder on the Exchange Date or as soon as practicable thereafter, on payment by Fenix to such holder of the Exchange Price for each such Exchanged Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

5.6 A holder of Exchanged Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Exchange Date, withdraw its Exchange Request, in which event such Exchange Request shall be null and void.

ARTICLE 6

REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

6.1 Subject to applicable law, the Corporation shall be entitled on or after December 31, 2019 until December 31, 2033, to redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the sum of: (i) the Current Market Price of a share of Fenix Stock on the last Business Day prior to the Redemption Date (the “Redemption Price”), which shall be satisfied in full by the Corporation delivering or causing to be delivered to each holder of Exchangeable Shares, one share of Fenix Stock for each Exchangeable Share held by such holder or at the option of the holder of the Exchangeable Shares, (a) up to 35% of Redemption Price in cash, and (b) the remainder of the Redemption Price in an amount equal to a fraction of a share of Fenix Stock equal to the result obtained by (A) the amount of the Redemption Price less (B) the amount of the Redemption Price paid in cash, divided by (C) the amount of the Redemption Price, for each Exchangeable Share held by such holder, together with (ii) the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date. Following December 31, 2033, the Corporation shall be entitled to redeem all but not less than all of the Outstanding Exchangeable Shares for an amount per share equal to the Redemption Price which shall be satisfied by the Corporation delivering or causing to be delivered to each holder of Exchangeable Shares (a) cash or (b) one share of Fenix Stock, or any combination thereof for each Exchangeable Share held by such holder, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date. For purposes of this Article 6, the “Redemption Date” shall be the date on which the Corporation redeems the Exchangeable Shares.

6.2 In any case of a redemption of Exchangeable Shares under this Article 6, the Corporation shall, at least 60 days before the Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation of the Exchangeable Shares held by such holder. In any such case, such notice shall set out the formula for determining the Redemption Price and the Redemption Date.

6.3 On or after the Redemption, the Corporation shall deliver or cause to be delivered to the holders of the Exchangeable Shares to be redeemed, the Redemption Price for each such Exchangeable Share, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Corporation of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of the Corporation. Payment of the total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by delivery to each holder, at the address of the holder recorded in the register of the Corporation or by holding for pick up by the holder at the registered office of the Corporation, on behalf of the Corporation of certificates representing the shares of Fenix Stock (which shares shall be duly issued as fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance) and, if applicable, a cheque of the Corporation payable at par at any branch of the bankers of the Corporation in payment of any such dividends, in each case, less any amounts withheld on account of tax pursuant to Article 11 hereof. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price and any such dividends, unless payment of the total Redemption Price and any such dividends for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for and the full amount of such dividends on the Exchangeable Shares (except as otherwise provided in this section 6.3) so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax pursuant to Article 11 hereof. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price and such dividends for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price (which, for greater certainty, shall be net of any amounts withheld on account of tax pursuant to Article 11 hereof) and the full amount of such dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Fenix Stock delivered to them or the custodian on their behalf.

ARTICLE 7

VOTING RIGHTS

7.1 Except as required by applicable law and by Article 8 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting. The holders of the Exchangeable Shares shall, however, be entitled to notice of meetings of the shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale, lease or exchange of all or substantially all of the property of the Corporation other than in the ordinary course of business of the Corporation.

ARTICLE 8

AMENDMENT AND APPROVAL

8.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the affected class of Exchangeable Shares given as hereinafter specified.

8.2 Any approval given by the holders of a class of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of the Exchangeable Shares or any other matter requiring the approval or consent of the holders of a class of the Exchangeable Shares or of the holders of all Exchangeable Shares, as the case may be, shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two thirds of the votes cast on such resolution at a meeting of (i) holders of such class of Exchangeable Shares or (ii) holders of all Exchangeable Shares, as the case may be, duly called and held at which the holders of at least 50% of the outstanding Exchangeable Shares eligible to vote as such meeting at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Exchangeable Shares eligible to vote at such meeting at that time are not present or represented by proxy within one half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares eligible to vote at such meeting present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of such class of the Exchangeable Shares or of the holders of all Exchangeable Shares, as the case may be.

ARTICLE 9

RECIPROCAL CHANGES, ETC. IN RESPECT OF

FENIX STOCK

9.1 Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Agreement provides, in part, that so long as any Exchangeable Shares (other than those owned by Fenix and its Affiliates) are outstanding, Fenix will not without the prior approval of the Corporation and the prior approval of the holders of the affected class of Exchangeable Shares given in accordance with section 8.2 of these share provisions:

(a) issue or distribute shares of Fenix Stock (or securities exchangeable for or convertible into or carrying rights to acquire Fenix Stock) to the holders of all or substantially all of the then outstanding shares of Fenix Stock by way of stock dividend or other distribution, other than an issue of shares Fenix Stock (or securities exchangeable for or convertible into or carrying rights to acquire Fenix Stock) to holders of shares of Fenix Stock who exercise an option to receive dividends in shares of Fenix Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Fenix Stock) in lieu of receiving cash dividends;

(b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Fenix Stock entitling them to subscribe for or to purchase shares of Fenix Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Fenix Stock); or

(c) issue or distribute to the holders of all or substantially all of the then outstanding shares of Fenix Stock:

(i) shares or securities of Fenix of any class other than shares of Fenix Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Fenix Stock);

(ii) rights, options or warrants other than those referred to in section 9.1(b) above;

(iii) evidences of indebtedness of Fenix; or

(iv) assets of Fenix,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the affected class of Exchangeable Shares.

9.2 Each holder of an Exchangeable Share acknowledges that the Exchangeable Share Agreement further provides, in part, that so long as any Exchangeable Shares (other than those owned by Fenix and its Affiliates) are outstanding, Fenix will not without the prior approval of the Corporation and the prior approval of the holders of the affected class of Exchangeable Shares given in accordance with section 8.2 of these share provisions:

(a) subdivide, redivide or change the then outstanding shares of Fenix Stock into a greater number of shares of Fenix Stock;

(b) reduce, combine, consolidate or change the then outstanding shares of Fenix Stock into a lesser number of shares of Fenix Stock; or

(c) reclassify or otherwise change the shares of Fenix Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Fenix Stock, unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the affected class of Exchangeable Shares. The Exchangeable Share Agreement further provides, in part, that the aforesaid provisions of the Exchangeable Share Agreement shall not be changed without the approval of the holders of the affected class of Exchangeable Shares given in accordance with section 8.2 of these share provisions.

9.3 If Fenix, at any time after the date hereof, consummates any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become property of any other Person or, in the case of a merger, of the continuing corporation or other equity resulting therefrom (such other person or continuing corporation (or, in the event of a merger, amalgamation or similar transaction pursuant to which holders of shares in the capital stock of Fenix are entitled to receive shares or other ownership interest in the capital of any corporation or other legal entity other than such other person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of Fenix are entitled to receive an interest) is herein called the “Fenix Successor”) then, provided that the Fenix Successor is bound, or has agreed to be bound, by the provisions of the Voting and Exchange Trust Agreement and Exchangeable Share Agreement and to assume the obligations of Fenix thereunder to the satisfaction of the Board of Directors, all references to Fenix shall be to Fenix Successor, without amendment to these Share Provisions or any further action whatsoever. For greater certainty, if a transaction described in this section 9.3 results in holders of Exchangeable Shares being entitled to exchange their Exchangeable Shares for shares of a Fenix Successor in a different ratio than that set out in these share provisions, then these share provisions shall be deemed to be amended to refer to such different ratio(s).

ARTICLE 10

ACTIONS BY THE CORPORATION UNDER

EXCHANGEABLE SHARE AGREEMENT

10.1 The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Fenix and the Corporation with all provisions of the Exchangeable Share Agreement applicable to Fenix and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

10.2 The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Exchangeable Share Agreement without the approval of the holders of the affected class of Exchangeable Shares given in accordance with section 8.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a) adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the affected class of Exchangeable Shares thereunder;

(b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the affected class of Exchangeable Shares; or

(c) making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the affected class of Exchangeable Shares.

ARTICLE 11

LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS; TAX

11.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Exchangeable Share Agreement, the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

11.2 The Corporation, and Fenix (in each case, the “Payer”) shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares (“Exchangeable Payee”) such amounts as the Payer is, (i) required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended or succeeded or, (ii) entitled to withhold under section 116 or Part XIII of the ITA or any analogous provision of provincial laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to Exchangeable Payee in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to an Exchangeable Payee exceeds the cash portion of the consideration otherwise payable to the Exchangeable Payee, the Payer is hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Payer to enable it to comply with such deduction or withholding requirement or entitlement and the Payer shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. References in this section to the ITA are to the ITA as amended from time to time.

11.3 The Corporation shall elect under section 191.2 of the ITA (as of the Effective Date and any modifications of such provision which are consistent with the general principle thereof) in respect of the Exchangeable Shares.

11.4 The specified amount for purposes of subsection 191(4) of the ITA (as of the Effective Date and any modifications of such provision which are consistent with the general principle thereof) is the Redemption Price in respect of the Exchangeable Shares.

ARTICLE 12

NOTICES

12.1 Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the President of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

12.2 Any presentation and surrender by a holder of Exchangeable Shares to the Corporation of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding up of the Corporation or the exchange or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation, addressed to the attention of the President of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

12.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

ARTICLE 13

NO FRACTIONAL SHARES

13.1 A holder of Exchangeable Shares shall not be entitled to any fraction of a share of Fenix Stock upon the exchange or purchase of such holder’s Exchangeable Shares pursuant to Articles 4, 5 or 6 and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest will receive for such fractional interest from the Corporation on the designated payment date a cash payment equal to such fractional interest multiplied by the Current Market Price.

SCHEDULE A

[BE PRINTED ON EXCHANGEABLE SHARE CERTIFICATES]

To Fenix Parts Canada Inc. (the “Corporation”)

This notice is given pursuant to Article 5 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of the Corporation represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Corporation that, the undersigned desires to have the Corporation redeem in accordance with Article 5 of the Share Provisions:

Qall share(s) represented by this certificate; or

Qshare(s) only represented by this certificate.

The undersigned hereby notifies the Corporation that the Exchange Date shall be

NOTE: The Exchange Date must be a Business Day and must not be less than 10 Business Days nor more than 15 Business Days after the date upon which this notice is received by the Corporation. If no such Business Day is specified above, the Exchange Date shall be deemed to be the 15 Business Day after the date on which this notice is received by the Corporation.

This Exchange Request may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business on the Business Day immediately preceding the Exchange Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, the Corporation is unable to redeem all Exchanged Shares, the undersigned will be deemed to have exercised the Exchange Right (as defined in the Voting and Exchange Trust Agreement) so as to require Fenix to purchase the unredeemed Exchanged Shares.

The undersigned hereby represents and warrants to the Corporation that the undersigned:

Qis

(select one)

Qis not

a non resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Exchanged Shares.

The undersigned hereby represents and warrants to the Corporation that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation, as the case may be, free and clear of all liens, claims and encumbrances.

(Date)(Signature of Shareholder)(Guarantee of Signature)

QPlease check box if the securities and any cheque(s) resulting from the exchange or purchase of the Exchanged Shares are to be held for pick up by the shareholder from the Transfer Agent, failing which the securities and any cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE:This panel must be completed and this certificate, together with such additional documents as the Transfer Agent may require, must be deposited with the Corporation. The securities and any cheque(s) resulting from the exchange or purchase of the Exchanged Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and any cheque(s) resulting from such exchange or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or

Cheque(s)

Are to be Registered, Issued or Delivered (please print):

Street Address or P.O. Box:

Signature of Shareholder:

City, Province and Postal Code:

Signature Guaranteed by:

NOTE:If this Exchange Request is for less than all of the shares represented by this certificate, a certificate representing the remaining share(s) of the Corporation represented by this certificate will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

Schedule / Annexe

Other Provisions / Autres dispositions

No securities (other than non-convertible debt securities) of the corporation shall at any time be transferred to any person without either (i) the consent of the directors to be signified by a resolution passed by the board or by an instrument or instruments in writing signed by a majority of the directors, or (ii) the consent of the shareholders of the corporation to be signified by a resolution passed by the shareholders or by an instrument or instruments in writing signed by the holders of shares of the corporation which shares represent a majority of the votes attributable to all of the issued and outstanding shares of the corporation carrying the right to vote.

Industry Canada / Industrie Canada

Form 2
Initial Registered Office Address and First Board of Directors

Canada Business Corporations Act (CBCA) (s. 19 and 106)

Formulaire 2
Siège social initial et premier conseil d'administration

1 Corporate name
Dénomination sociale

FENIX PARTS CANADA, INC.

2 Address of registered office
Adresse du siège social

3 Additional address
Autre adresse

See attached schedule / Voir l'annexe ci-jointe

5 Declaration: I certify that I have relevant knowledge and that I am authorized to sign this form.
Déclaration : J'atteste que je possède une connaissance suffisante et que je suis autorisé(e) à signer le présent formulaire.

Original signed by / Original signé par
Paul A. Simon

Paul A. Simon
416-367-6678

Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d'une amende maximale de 5 000 $ et d'un emprisonnement maximal de six mois, ou l'une de ces peines (paragraphe 250(1) de la LCSA).

Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la *Loi sur les renseignements personnels* permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.

Canada

IC 2904 (2008/04)

Arial-BoldMTArial-ItalicMTArialMTTimesNewRomanPSMTTimesNewRomanPS-ItalicMTForm 2 Formulaire 2
Sièèe social initial et premier
conseil d’’adminitration
Loi canadienne sur les sociéétéé par
actions (LCSA) (art. 19 et 106)
Canada Business Corporations Act
(CBCA) (s. 19 and 106)
Initial Registered Office Address
and First Board of Directors
4
Corporate name
Déénomination ociale
1
2
3
FENIX PARTS CANADA, INC.
40 King Street West
Suite 4400
Toronto ON M5H 3Y4
Address of registered office
Adresse du sièèe social
Additional address
Autre adresse
Members of the board of directors
Membres du conseil d’’adminitration
See attached schedule / Voir l’’annxe ci-jointe
Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection
250(1) of the CBCA).
Faire une fausse déélaration constitue une infraction et son auteur, sur déélaration de culpabilitéé par proéédre sommaire, est passible d’’ne amende maximale de 5 000 $ et d’’n emprisonnement maximal de six mois, ou l’’ne de ces peines (paragraphe 250(1) de la LCSA).
You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.
Vous fournissez des renseignements exigéé par la LCSA. Il est àà notr que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulguéé au public.
Ils seront stockéé dans la banque de renseignements personnels numééro C/PPU-049.
416-367-6678
5 Declaration: I certify that I have relevant knowledge and that I am authorized to sign this form.
Déélaration : J’’attste que je possèèd une connaissance suffisante et que je suis autoriséé() àà igner le prééent formulaire.
Original signed by / Original signéé par
Pal A. Simon
Paul A. Simon
IC 2904 (2008/04)

Schedule / Annexe

Members of the board of directors / Membres du conseil d’administration

Resident Canadian
Résident Canadien

David Gold	134 Napa Hill Court, Thornhill ON	Yes / Oui
L4J 8T1, Canada

Kent Robertson	c/o 12901 SW 132nd Ave, Miami FL	No / Non
33186, United States

Scott Pettit	c/o 12901 SW 132nd Ave, Miami FL	No / Non
33186, United States